Life360, Inc. | ARBN 629 412 942 | 1900 South Norfolk St, Suite 310 San Mateo, CA 94403 | investors.life360.com Page 1 10 April 2024 Investor conference call details – Q1 2024 Results Life360, Inc. (Life360 or the Company) (ASX: 360) is scheduled to release its Q1 2024 results for the period ending 31 March 2024 to the Australian Securities Exchange on Friday 10 May 2024 AEST (Thursday 9 May 2024 US PT). To accompany the announcement, the Company plans to hold an Investor Conference Call and provide an opportunity for Q&A with management. Q1 2024 Investor Conference Call details An Investor Conference Call with Chris Hulls (Co-Founder and CEO) and Russell Burke (CFO) will be held at 9.30am AEST on Friday 10 May 2024 (Thursday 9 May 2024 US PT at 4.30pm). The call will be held as a Zoom audio webinar. Participants wishing to ask a question should register and join via their browser here. Participants joining via telephone will be in a listen only mode. Dial in details Australia : +61 2 8015 6011 US : +1 669 444 9171 Other countries : details Meeting ID : 953 9950 0725 A replay will be available after the call at https://investors.life360.com Authorisation Chris Hulls, Director, Co-Founder and Chief Executive Officer of Life360 authorised this announcement being given to ASX. About Life360 Life360 delivers peace of mind for families of all types. The company’s category leading mobile ap and Tile tracking devices help members protect the people, pets and things they care about most, with a range of services including location sharing, safe driver reports, and crash detection with emergency dispatch. Life360 is based in San Mateo and has approximately 66 million monthly active users (MAU) located in more than 150 countries. For more information, please visit life360.com and Tile.com. Contacts For Australian investor enquiries: For Australian media enquiries: Jolanta Masojada, +61 417 261 367, Giles Rafferty, +61 481 467 903 jmasojada@life360.com grafferty@firstadvisers.com.au For U.S. investor enquiries: For U.S. media enquiries: investors@life360.com press@life360.com Life360’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs, have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future except in very limited circumstances until after the end of the restricted period, unless the re-sale of the CDIs is registered under the Securities Act or an exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.